AMENDMENT TO FUND PARTICIPATION AGREEMENT
(Service Shares)

This Amendment to the Fund Participation Agreement ("Agreement") dated April 28, 2000, as amended, among Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), Janus Capital Management LLC, a Delaware limited liability company and the investment adviser to the Trust (the “Adviser”), and Pruco Life Insurance Company, an Arizona insurance company (the "Company") is effective as of December 31, 2007.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

PRUCO LIFE INSURANCE COMPANY        JANUS CAPITAL MANAGEMENT LLC

By:____________________________        By:____________________________
Name:                            Name: Dominic C. Martellaro
Title:                            Title: Executive Vice President

JANUS ASPEN SERIES

By:____________________________
Name: Andrew J. Iseman
Title: President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account and Date            Contracts Funded
Established by the Board of Directors.        By Separate Account

Pruco Life Flexible Premium Variable Annuity Account	Strategic Partners Annuity One
Strategic Partners Plus

Strategic Partners Advisor
Pruco Life Variable Universal Account	Strategic Partners Select Pruselect III Variable Universal Life Policy

PruLife Custom Premier Variable Universal Life Policy

PruLife Custom Premier II Variable Universal Life Policy

MPVUL